Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Salomon Brothers Variable Series Funds Inc:

We consent to the use of our reports, incorporated herein by reference, dated February 22, 2006, for Salomon Brothers Variable All Cap Fund, Salomon Brothers Variable High Yield Bond Fund, Salomon Brothers Variable Investors Fund, Salomon Brothers Variable Large Cap Growth Fund, Salomon Brothers Variable Small Cap Growth Fund, Salomon Brothers Variable Strategic Bond Fund and Salomon Brothers Variable Total Return Fund (to be known as Legg Mason Partners Variable All Cap Portfolio, Legg Mason Partners Variable High Yield Bond Portfolio, Legg Mason Partners Variable Investors Portfolio, Legg Mason Partners Variable Large Cap Growth Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Legg Mason Partners Variable Strategic Bond Portfolio and Legg Mason Partners Variable Total Return Portfolio, respectively on May 1, 2006), each a series of Salomon Brothers Variable Series Funds Inc (to be known as Legg Mason Partners Variable Portfolios I, Inc. on May 1, 2006), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006